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                                                               EXHIBIT 12.1

                                 FDX CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)

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                                                                                                            THREE MONTHS ENDED
                                                        YEAR ENDED MAY 31,                                       AUGUST 31,
                                   ---------------------------------------------------------------------   ---------------------
                                     1995            1996             1997         1998          1999        1998         1999
                                   --------       ----------       ----------   ----------    ----------   --------    ---------
                                                     (In thousands, except ratios)
Earnings:
   Income before income taxes....   $  693,564    $  702,094      $425,865     $  899,518     $1,061,064   $255,348    $262,880
   Add back:
     Interest expense, net of
       capitalized interest......      130,923       109,249       110,080        135,696        110,590     27,380      24,311
     Amortization of debt
       issuance costs............        2,493         1,628         1,328          1,481          9,249        219         282
     Portion of rent expense
       representative of
       interest factor...........      333,971       393,775       439,729        508,325        570,789    136,883     170,346
                                    ----------    ----------      --------      ---------     ----------   --------    --------

   Earnings as adjusted..........   $1,160,951    $1,206,746      $977,002     $1,545,020     $1,751,692   $419,830    $457,819
                                    ----------    ----------      --------      ---------     ----------   --------    --------
                                    ----------    ----------      --------      ---------     ----------   --------    --------
Fixed Charges:
   Interest expense, net of
     capitalized interest........   $  130,923    $  109,249      $110,080     $  135,696     $  110,590   $ 27,380    $ 24,311
   Capitalized interest..........       27,381        44,654        45,717         33,009         38,880     11,384       8,537
   Amortization of debt
     issuance costs..............        2,493         1,628         1,328          1,481          9,249        219         282
   Portion of rent expense
     representative of
     interest factor.............      333,971       393,775       439,729        508,325        570,789    136,883     170,346
                                    ----------    ----------      --------      ---------     ----------   --------    --------

                                    $  494,768    $  549,306      $596,854      $ 678,511     $  729,508   $175,866    $203,476
                                    ----------    ----------      --------      ---------     ----------   --------    --------
                                    ----------    ----------      --------      ---------     ----------   --------    --------

   Ratio of Earnings to
     Fixed Charges...............          2.3           2.2           1.6            2.3            2.4        2.4         2.2
                                    ==========    ==========      ========      =========     ==========   ========    ========
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